EXHIBIT 99.1

NEWS RELEASE DATED JANUARY 7, 2009

♦NEWS♦

FOR RELEASE:  January 7, 2009

PetroHunter Energy Corporation Closes Sale of Interest in Producing Properties

Denver, Colo. – January 7, 2009 – PetroHunter Energy Corporation (OTC BB: PHUN) today announced it closed the sale of its 50% working interest in eight producing oil and gas wells to Robert L. Bayless, Producer LLC (“Bayless”), for $2.3 million, effective December 1, 2008. The eight wells are located in Garfield County, Colorado, and are operated by EnCana Oil & Gas (USA), Inc. PetroHunter stated that the sale of these non-operated properties is consistent with the Company’s plan of disposing of non-strategic assets and will provide additional funds for the Company’s ongoing operations.

PetroHunter’s Chairman and CEO, Charles B. Crowell, stated, “The cash generated from this sale addresses some short-term cash needs and will enable us to remain focused on our objectives of developing Buckskin Mesa and our 7-million-acre prospect in Australia.”

About PetroHunter Energy Corporation

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd., is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 20,000 net mineral acres in Colorado and an undivided 50% working interest in four exploration permits comprising approximately seven million acres in Australia. For more information, please visit www.petrohunter.com.

Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and other factors over which PetroHunter Energy Corporation, or any of its subsidiaries, has little or no control.

Contacts:

PetroHunter Energy Corporation
Corporate Address
1600 Stout Street, Suite 2000
Denver, Colorado 80202 USA
Phone (303) 572-8900, Fax (303) 889-8371

Charles B. Crowell	Chairman and CEO
(303) 572-8900
David E. Brody	Senior Vice President and General Counsel
(303) 572-8900

Investor Relations & Media Contact:

CTA Integrated Communications
Dean Smith, General Manager
Shirley Thompson, President & CEO
(303) 665-4200

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